Exhibit 99.1

PRESS RELEASE

For immediate release

Domtar to permanently close Crofton Mill

CROFTON, BC, December 2, 2025 — Domtar today announced it will permanently close operations at its Crofton, British Columbia, facility.

The decision will reduce Domtar’s annual pulp production by approximately 380,000 air-dried metric tons of northern bleached softwood kraft (NBSK) pulp. The announcement will affect approximately 350 employees.

“The Crofton mill has been challenged for some time now,” said Steve Henry, Domtar paper and packaging president. “Over the last 18 months, Crofton employees worked hard to reduce operational costs and they made some extraordinary gains. Unfortunately, continued poor pricing for pulp and lack of access to affordable fiber in BC necessitates the closure.”

“These decisions are made with careful consideration and we recognize the hardship this decision will have on both our employees and the Cowichan Valley community as well as our business partners and the coastal forest sector,” said Henry. “Our primary focus is on the safety and well-being of our employees as we navigate the coming weeks.”

The site will continue to be managed in compliance with all applicable environmental (and other) laws, including under Domtar’s existing Environmental Management Act permits.

Domtar is exploring a variety of possibilities for the future of the site.

Domtar is committed to its remaining mills in BC and to working with the government and industry partners to improve access to affordable fiber.

About Domtar

Domtar is a leading, privately held manufacturer of diversified forest products, with a workforce of nearly 14,000 employees in more than 60 locations across North America. The company has an annual production capacity of 7.2 million metric tons of pulp, paper, packaging and tissue, and has an annual production capacity of about 3 billion board feet of lumber and other wood products. Domtar is owned by investor Jackson Wijaya.

Domtar prides itself on operational excellence, delivering high-quality, cost-effective products to meet and exceed customer needs globally. The company is dedicated to sustainability and committed to turning responsibly sourced wood fiber into everyday essential products. For more information, visit www.domtar.com.

Media Contact:

Chris Stoicheff

Senior Director, Public Affairs

C: 306-361-3697

E: chris.stoicheff@domtar.com